Exhibit 99-B.8.147

THIRD AMENDMENT
to
SELLING AND SERVICES AGREEMENT
and
FUND PARTICIPATION AGREEMENT

THIS THIRD AMENDMENT to the Selling and Service Agreement and Fund
Participation Agreement (“Third Amendment”) is made and entered into as of the [~~insert~~first]
day of October 2008 by and between ING Life Insurance and Annuity Company (“ING Life”),
ReliaStar Life Insurance Company (“ReliaStar”), ReliaStar Life Insurance Company of New
York (“ReliaStar New York”) (collectively, the “Insurer(s)”), ING Financial Advisers, LLC
(“ING Financial”) (together with Insurers referred to collectively as “ING”), and Allianz Global
Investors Distributors LLC, formerly known as PIMCO Advisors Distributors LLC
(“Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

W I T N E S S E T H

WHEREAS, ING and the Distributor are parties to a Selling and Services Agreement and
Fund Participation Agreement dated as of March 11, 2003 and amended as of December 31,
2003 and July 1, 2005 (“Agreement”); and

WHEREAS, the parties now desire that ING USA Annuity and Life Insurance Company
(“ING USA”) be added as a Party to the Agreement; and

WHEREAS, the parties now desire to amend further the Agreement to add additional
Funds and additional shares classes of the Funds to be made available as investment options under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein the parties agree as follows:

1.	ING USA is added as a Party to the Agreement.

2.	Schedule A to the Agreement is hereby deleted and replaced by the “Schedule A”
attached hereto.

3. Exhibit II to the Agreement is hereby deleted and replaced by the “Exhibit II” attached hereto.

4.	To the extent not previously covered under the Agreement, Institutional Class shares,
Administrative Class shares, and Class D shares of the Allianz Funds and PIMCO funds are added to the coverage of the Agreement. For the purposes of the Agreement and subject to the provisions of this Third Amendment, “shares” shall include Institutional Class shares,
Administrative Class shares, Class A shares, Class R shares, and Class D shares.

5. Section 4 of the Agreement entitled Service Fees is deleted and replaced with the following:

Servicing Fees

The provision of shareholder and administrative services to Contract owners or to the
Plans shall be the responsibility of ING Financial, Insurers or the Nominee and shall not be the responsibility of Distributor. The Nominee, or Insurers on behalf of their Separate Accounts, will be recognized as the sole shareholders of the shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.
Distributor agrees to pay the applicable Insurer a servicing fee, depending upon share class, as provided in Exhibit II to the Agreement. For Class D shares only, Insurers shall invoice the
Distributor for the applicable portion of the servicing fees. For all share classes, Distributor will make such payments to Insurer within thirty (30) days after the end of each calendar quarter.
Each payment will be accompanied by a statement showing the calculation of the fee payable to
Insurer for the quarter and such other supporting data as may be reasonably requested by Insurer.
For Class D shares only, if an invoice is not sent within six (6) months from the end of the quarter, the fees for such quarter shall be deemed forfeited and no longer due and owing under this Agreement. If required by a Plan or by applicable law, Insurer shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to Insurer.

6. Section 5 of the Agreement entitled 12b-1 Fees is deleted and replaced with the following:

12b-1 Fees.

To compensate ING Financial for its distribution of fund shares, Distributor shall make quarterly payments to ING Financial as provided in Exhibit II to the Agreement. For Class D shares only, ING Financial shall invoice the Distributor for the applicable portion of the servicing fees. For all share classes, Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. For
Class D shares only, if an invoice is not sent within six (6) months from the end of the quarter, the fees for such quarter shall be deemed forfeited and no longer due and owing under this
Agreement. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING
Financial. Payments pursuant to this Section shall only be made by Distributor from the applicable Fund pursuant to its 12b-1 plan.

7. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Third Amendment shall be effective as of September 30,
2008.

8. This Third Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Third
Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date set forth above.

ING LIFE INSURANCE AND ANNUITY		ING FINANCIAL ADVISERS LLC
COMPANY
By:	/s/ Robert A. Garrey	By:	/s/ Michael J. Pise
Name:	Robert A. Garrey	Name:	Michael J. Pise
Title:	Vice President	Title:	V.P. Advisory Services

RELIASTAR LIFE INSURANCE COMPANY		RELIASTAR LIFE INSURANCE COMPANY OF
NEW YORK
By:	/s/ Robert A. Garrey	By:	/s/ William L. Lowe
Name:	Robert A. Garrey	Name:	William L. Lowe
Title:	Vice President	Title:	President, Wealth Mgt.
Wholesale Distribution

ING USA ANNUITY AND LIFE INSURANCE		ALLIANZ GLOBAL INVESTORS
COMPANY		DISTRIBUTORS LLC (formerly PIMCO
ADVISORS DISTRIBUTORS LLC)
By:	/s/ William L. Lowe	By:	/s/ Brian Gaffney
Name:	William L. Lowe	Name:	Brian Gaffney
Title:	President, Wealth Mgt.	Title:	Managing Director and CFO
Wholesale Distribution

Schedule A

All separate accounts of ING USA Annuity and Life Insurance Company

Exhibit II

FUNDS	SHARE CLASS	Servicing Fee	12b-1 Fee
	A	__bps	__bps
	Administrative	__bps	__bps
ALLIANZ	Institutional	__bps	__bps
	D	__bps	__bps
	R	__bps	__bps
	A	__bps	__bps
	Administrative	__bps	__bps
PIMCO	Institutional	__bps	__bps
	D	__bps	__bps
	R	__bps	__bps

ING shall calculate the amount of the payment to be made at the end of each calendar quarter and the Distributor will make such payment to ING within thirty (30) days following quarter end.
Any check for such payment (in the event that payment is not transmitted via the DCCS) will be accompanied by a statement showing the calculation of the amounts being paid by the
Distributor for the relevant quarter and contain such other supporting data as may be reasonably requested by ING. The fees shall survive termination of the Agreement to the extent ING continues to provide services to such Plans.

If an invoice is not sent within six (6) months from the end of the quarter, the fees for such quarter shall be deemed forfeited and no longer due and owing under this Agreement.